UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2003

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626

(State of incorporation)	(Commission	(I.R.S. Employer
	File Number)	Identification Number)

One Golden Shore Drive, Long Beach, California 90802

(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Item 5.    Other Events and Regulation FD Disclosure.

On November 6, 2003, we reported net income per diluted share of $0.46 for the three months ended September 30, 2003. Net income per diluted share was presented in conformity with accounting principles generally accepted in the United States (Generally Accepted Accounting Principles, or “GAAP”).

Pro forma net income per diluted share was $0.44. Pro forma net income per diluted share excludes $1.0 million of tax benefits derived from a project undertaken by us to recover certain tax credits. These benefits totaled $1.2 million for the quarter ended September 30, 2003, of which $1.0 million related to periods prior to the quarter ended September 30, 2003. Pro forma net income per diluted share also excludes $300,000 in tax consulting fees paid by us in connection with the tax credit recovery project, as well as $700,000 in one-time stock compensation expense triggered by the effectiveness of our initial public offering of common stock. The consulting fees and stock option compensation expense noted above were tax-effected at a rate of 37.5% in calculating pro forma net income per diluted share.

The table attached hereto as Exhibit 99.1 is a reconciliation of GAAP net income per diluted share to pro forma net income per diluted share.

Item 7.    Financial Statements and Exhibits.

(c)    Exhibits.

Exhibit No.	Description
99.1	Reconciliation of Pro Forma Adjustments (unaudited)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: November 7, 2003	By:	/s/ J. MARIO MOLINA M.D.

J. Mario Molina M.D. Chairman of the Board, Chief Executive Officer and President